EXHIBIT 99
                                          Philip M. Hanley
                                          Chief Financial Officer
                                          American General Finance, Inc.
                                          812-468-5420




                     AMERICAN GENERAL FINANCE CORPORATION
                      ACHIEVES RECORD PERFORMANCE IN 1993

HIGHLIGHTS
                  - Annual earnings before accounting changes of $202.2 million; up 26% over 1992
                  -     Return on assets 2.8%
                  -     Return on equity 17.5%

EVANSVILLE, IN, FEBRUARY 1, 1994.--American General Finance Corporation today announced another record setting year. Before one-time accounting changes of $12.6 million, 1993 earnings reached $202.2 million, a 26% increase over 1992's $160.2 million. Net income reached an all-time high of $189.6 million during 1993, an 18% improvement over 1992. Before the one-time accounting changes, 1993 return on assets was 2.8% and return on equity was 17.5%, compared with 2.4% and 14.5%, respectively, in 1992. Record fourth quarter net income totaled $50.7 million, a 18% increase over fourth quarter 1992 net income of $42.8 million. Net finance receivables increased to $5.9 billion, up
from $5.6 billion at the end of 1992.   As expected, credit quality was off
slightly due to a shift in receivables mix-- delinquent accounts were 2.5% of receivables compared to 2.2% at December 31, 1992, while charge offs were 2.0% compared to 1.9% for 1992.

"Top line results have benefited from our emphasis on higher yielding consumer loans and a corresponding increase in related insurance revenues. Delinquencies have increased somewhat as the receivables mix has shifted to a greater concentration of higher yielding non-real estate loans. However, the positive top line performance, coupled with favorable funding costs and firm controls over operating expenses have enabled us to reach new heights in terms of net income and net receivables," said Daniel Leitch III, President and Chief Executive Officer. He added, "American General Finance Corporation will continue to focus on the consumer market, through traditional consumer loans, real estate secured lending, and retail sales financing of consumers' purchases."

FINANCIAL HIGHLIGHTS:
(Dollars in Millions)

For the Year Ended December 31,                       1993             1992

                  Total Revenues                  $1,212.9         $1,092.9

                  Income Before Accounting Change    202.2            160.2
                  Accounting Changes, Net            (12.6)             ---
                  Net Income                       $ 189.6        $   160.2

                  Return on Assets                     2.8%*            2.4%
                  Return on Equity                    17.5%*           14.5%

                  *Before one-time accounting changes of $12.6 million

For the Quarter Ended December 31,                    1993             1992

                  Total Revenues                    $307.4           $284.6

                  Net Income                        $ 50.7           $ 42.8


As of:                                            12/31/93         12/31/92

                  Total Assets                      $7,505           $7,000

                  Net Finance Receivables           $5,872           $5,607


Ratios for Year Ended or as of:                   12/31/93         12/31/92

                  Net Charge Offs                      2.0%             1.9%

                  Delinquency                          2.5%             2.2%



American General Finance Corporation is a financial services holding company specializing in the extension of credit to individual consumers. Products and services are marketed to approximately 2.3 million low-to-middle income American families. The company, headquartered in Evansville, IN, has assets of $7.5 billion and operates more than 1,200 branch offices in 39 states, Puerto Rico, and the Virgin Islands. Services offered include consumer and home equity loans; retail sales financing; and credit and non-credit related insurance.